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                                                                    Exhibit 99.5

                                     [LOGO]


                          BIG CITY RADIO ANNOUNCES SALE
                                       OF
                      HIGHLAND PARK, ILLINOIS RADIO STATION
                                       TO
                               HBC ILLINOIS, INC.

New York, January 2, 2003 - Big City Radio, Inc. (Amex:YFM-News) today announced that it has entered into a definitive asset purchase agreement to sell its Highland Park, Illinois radio station (WXXY-FM) to HBC Illinois, Inc., an affiliate of Hispanic Broadcasting Corporation, for $32,875,000 in cash.

The transaction is subject to closing conditions, including the initial grant of approval by the FCC.

HBC has entered into an agreement with Superior Broadcasting of Chicago, LLC whereby Superior Broadcasting will hold the FCC licenses and certain other assets of the newly acquired station and HBC will program the station under a time brokerage agreement. Superior Broadcasting and HBC have entered into an option agreement by which HBC has an option to purchase the FCC licenses and certain assets used by the station, subject to prior FCC consent. Upon completion of HBC's proposed merger with Univision Communications Inc., it is anticipated that Superior Broadcasting will file an application with the FCC requesting consent to the assignment of the station's FCC licenses to HBC.

The sale of the Highland Park, Illinois station to HBC is being undertaken in accordance with Big City Radio's previously announced auction of all of its radio stations.

Big City Radio, Inc. owns radio broadcast properties in or adjacent to major metropolitan markets and utilizes innovative engineering techniques and low-cost, ratings-driven operating strategies to develop these properties into successful metropolitan radio stations. Big City Radio currently owns and operates radio stations in New York, Los Angeles and Chicago, three of the largest radio markets in the United States, and an in-house radio rep firm.

Statements in this news release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of Big City Radio, Inc. to be materially different from those expressed or implied by such forward-looking statements. Such factors include shifts in population and other demographics, changes in audience tastes, the level of competition for advertising dollars, priorities of advertisers, fluctuations in operating

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costs, new laws and government regulations and policies, changes in broadcast technical requirements, changes in the willingness of financial institutions and other lenders to finance radio station acquisitions and operations, and other factors which are described in Big City Radio's Securities and Exchange Commission filings.


CONTACT:
Big City Radio, Inc.,
Investor Relations:
Paul R. Thomson, 212/370-4869